Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade	Laura S. Choi	Jean Mantuano
	Senior VP and CFO	Investor Relations	Corporate Communications
	Phone: 609-430-2880	Phone: 609-430-2880, x2216	(media)
Phone: 609-430-2880, x2221

Medarex Announces 2004 First Quarter Financial Results

Princeton, N.J.; May 6, 2004 – Medarex, Inc. (Nasdaq: MEDX) announced today its financial results for the three-month period ended March 31, 2004. During this period, Medarex’s net loss was $31.0 million or ($0.39) per share as compared to a net loss of $29.6 million or ($0.38) per share for the same period in 2003.

Total revenues for the first quarter of 2004 were $1.9 million as compared to $4.0 million for the first quarter of 2003.  Interest and other income for the first quarter of 2004 was $4.0 million as compared to $2.6 million for the same period in 2003.

Total expenses for the first quarter of 2004 decreased by $0.4 million, from $29.2 million for the same period in 2003 to $28.8 million in 2004. Research and development (R&D) expenses for the first quarter of 2004 decreased by $0.5 million, from $23.5 million for the same period in 2003 to $23.0 million in 2004.  This decrease in R&D expense was primarily attributable to decreased supply costs and license fees. General and administrative expenses increased by $0.1 million for the first quarter of 2004, from $5.7 million for the same period in 2003 to $5.8 million in 2004.

Equity in net loss of affiliate, a non-cash expense, increased by $1.0 million in the first quarter of 2004, from $3.8 million for the same period in 2003 to $4.8 in 2004. This increase reflects Medarex’s share (approximately 32%) of Genmab A/S’s net loss, which is accounted for using the equity method.

Medarex ended the first quarter of 2004 with approximately $346.6 million in cash, cash equivalents, marketable securities and segregated cash.  In addition, at the end of the first quarter of 2004 the book value of Medarex’s equity units in IDM S.A. was approximately $48.2 million, and the market value of Medarex’s equity interest in Genmab was approximately $98.2 million. Reported cash, cash equivalents and marketable securities amounts do not include the proceeds from the $150 million convertible senior note financing completed in May 2004.

In the first quarter of 2004, Medarex announced a collaboration with Xerion Pharmaceuticals AG to jointly develop and commercialize fully human antibody therapeutics. Subsequent events in the second quarter of 2004 include responding to a Chinese biotechnology company’s request to begin preclinical testing on a fully human anti-SARS antibody developed by Medarex and Massachusetts Biologics Laboratories and completing an offering of $150 million of 2.25% convertible senior notes due in

2011, the proceeds of which are intended to be used to refinance Medarex’s outstanding 4.50% convertible subordinated notes due 2006.

Medarex expects data to be presented at the upcoming annual meeting of the American Society for Clinical Oncology in New Orleans in June, including the following poster discussions scheduled for Monday, June 7, 2004:

•                  An oral poster discussion on “A phase II, randomized multi-center study of MDX-010 alone or in combination with dacarbazine (DTIC) in stage IV metastatic malignant melanoma”(Abstract #7511);

•                  An oral poster discussion on “Cytotoxic T lymphocyte associated antigen-4 (CTLA-4) antibody blockade in patients previously vaccinated with irradiated, autologous tumor cells engineered to secrete granulocyte-macrophage colony stimulating factor (GM-CSF)” (Abstract #2536); and

•                  A poster discussion on “CTLA-4 blockade-based immunotherapy for prostate cancer” (Abstract #2590).

 “We made great progress during the first quarter on our numerous antibody programs, and we expect to report on clinical data and development milestones throughout the year,” said Donald L. Drakeman, President and CEO of Medarex.

Medarex is a biopharmaceutical company focused on the discovery and development of therapeutics to treat life-threatening and debilitating diseases. Medarex’s UltiMAb Human Antibody Development System® is a unique combination of human antibody technologies that Medarex believes enables the rapid creation and development of fully human antibodies to a wide range of potential disease targets for therapeutic antibody products, including products for the treatment of cancer, inflammation, autoimmune and infectious diseases.  Medarex’s   product pipeline is based on a variety of therapeutic antibody products developed through the use of its UltiMAb™ technology.  Medarex creates and develops fully human antibodies for itself and others, offering a full range of antibody related capabilities, including pre-clinical and clinical development supported by cGMP manufacturing services.  For more information about Medarex, visit its website at www.medarex.com.

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties associated with the collaborative process, uncertainties related to product manufacturing as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange

Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and subsequent Quarterly Reports on Form 10-Q.  There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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Medarex®, the Medarex logo, and UltiMAb Human Antibody Development System® are registered trademarks of Medarex, Inc. UltiMAbTM is a trademark of Medarex, Inc. All rights are reserved.

(See attached table.)

MEDAREX, INC.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2004	2003

Sales	$—	$25
Contract and license revenues	1,929	3,939
Total revenues	1,929	3,964
Costs and expenses:
Cost of sales	—	3
Research and development	22,988	23,526
General and administrative	5,808	5,684
Operating loss	(26,867)	(25,249)
Equity in net loss of affiliate	(4,766)	(3,754)
Interest and other income	3,988	2,632
Additional payments related to asset acquisition	—	(86)
Interest expense	(3,635)	(2,308)
Gain on exchange of debt	326	—
Pre tax loss	(30,954)	(28,765)
Provision for income taxes	6	28
Loss before cumulative effect of change in accounting principle	(30,960)	(28,793)

Cumulative effect of change in accounting principle	—	(830)
Net loss	$(30,960)	$(29,623)
Basic and diluted net loss per share:
Loss before cumulative effect of change in accounting principle	$(0.39)	$(0.37)
Cumulative effect of change in accounting principle	—	(0.01)
Net loss	(0.39)	$(0.38)
Weighted average number of common shares outstanding during the year -basic and diluted	79,505	77,953

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)	(1)

Cash, cash equivalents and marketable securities	$330,039	$358,458
Segregated cash	6,245	5,617
Other current assets	5,465	6,244
Property, buildings and equipment, net	92,936	95,365
Investments in, and advances to affiliate and partners	66,049	70,357
Segregated cash - non current	10,354	11,579
Other assets	8,994	10,106
	$520,082	$557,726

Current liabilities	$14,683	$19,882
Other liabilities	4,212	3,833
Convertible notes	288,986	300,000
Shareholders’ equity	212,201	234,011
	$520,082	$557,726

(1) Derived from the December 31, 2003 audited financial statements.  For further information, refer to the financial statements and footnotes there to included in the Company’s annual report on Form 10-K for the year ended December 31, 2003.